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                                   EXHIBIT 11


                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


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

                                               Year Ended December 31,
                                   ------------------------------------------------
                                   (Dollars in thousands except per share amounts.)
                                           1998        1997           1996
                                          ------      ------         ------
Basic Earning per Share

Average shares outstanding                53,285       50,769        48,218
                                         =======      =======       =======
Income available to common
  shareholders                           $54,477      $50,202       $47,335
                                         =======      =======       =======
Basic Earnings per Share                 $  1.02      $  0.99       $  0.98
                                         =======      =======       =======

Diluted Earnings per Share
Average common shares outstanding         53,285       50,769        48,218
Effect of dilutive stock options             586          422           329
                                         -------      -------       -------
Average diluted shares outstanding        53,871       51,191        48,547
                                         =======      =======       =======
Income available to common
  shareholders                           $54,477      $50,202       $47,335
                                         =======      =======       =======
Diluted Earnings per Share               $  1.01      $  0.98       $  0.98
                                         =======      =======       =======

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